Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

IPC HOLDINGS, LTD. REPORTS FOURTH QUARTER 2007 RESULTS;

ANNOUNCES CHANGES TO BOARD OF DIRECTORS,

10% DIVIDEND INCREASE

AND NEW SHARE REPURCHASE AUTHORIZATION

PEMBROKE, BERMUDA, February 14, 2008. IPC Holdings, Ltd. (NASDAQ: IPCR) today reported net income for the quarter ended December 31, 2007 of $167.0 million, or $2.48 per common share, compared to $108.2 million, or $1.52 per common share, for the fourth quarter of 2006. For the year ended December 31, 2007 IPC reported net income of $385.4 million, or $5.53 per common share, compared to $394.6 million, or $5.54 per common share, in 2006.

	Quarter ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)
	(expressed in thousands of U.S. Dollars, except per share amounts)
NET OPERATING INCOME	$140,730	$97,045	$317,857	$382,500
Net gains on investments	26,291	11,106	67,555	12,085

NET INCOME	$167,021	$108,151	$385,412	$394,585

Preferred dividend	4,235	4,235	17,128	17,176

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$162,786	$103,916	$368,284	$377,409

Basic net income available to common shareholders, per common share	$2.74	$1.63	$5.97	$5.93
Diluted net income per common share	$2.48	$1.52	$5.53	$5.54

Net operating income per common share (diluted)	$2.09	$1.36	$4.56	$5.37

Weighted average number of common shares – basic	59,367,337	63,658,092	61,705,821	63,636,935
Weighted average number of common shares – diluted	67,389,755	71,240,624	69,728,229	71,212,287

Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth herein, IPC Holdings, Ltd. (the “Company”) has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. “Net operating income” and its per share equivalent, as used herein, differ from “net income” and its per share equivalent under GAAP, which the Company believes is the most directly comparable GAAP measure. Net operating income is a common performance measurement which, as calculated by the Company, corresponds to net income excluding net gains and losses on investments. These items are excluded because they are not considered by management to be relevant indicators of the performance of or trends in our business operations, but rather of the investment and credit markets in general. We believe that the presentation of net operating income provides useful information regarding our results of operations because it follows industry practice, is followed closely by securities analysts and rating agencies, and enables investors and securities analysts to make performance comparisons with our peers in the insurance industry. This measure may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on net operating income as a non-GAAP measure in assessing IPC’s overall financial performance.

Results of Operations

For the quarter ended December 31, 2007, our net operating income was $140.7 million, or $2.09 per common share, compared to $97.0 million, or $1.36 per common share for the fourth quarter of 2006. For the year ended December 31, 2007, our net operating income was $317.9 million, or $4.56 per common share, compared to $382.5 million, or $5.37 per common share, in 2006.

President and Chief Executive Officer Jim Bryce commented: “We are gratified to report highly satisfactory results for 2007, despite an increase in frequency of losses compared to 2006. Our net income for the year represents the second highest in the history of the Company, following the record year of 2006. Even though we have benefitted from a change in accounting policy, with unrealized gains from investments being recognized as income in 2007, our net operating income, which excludes all gains from investments, is also the second highest in our history. Accordingly, our net income available to common shareholders represents a return on average common equity of 20%. We were pleased that in the fourth quarter we were able to significantly reduce our estimates of ultimate loss for a number of the events that occurred earlier in 2007, due to receipt of updated information from our clients. We are also pleased to note our belief that problems arising from sub-prime or Alt-A mortgage-backed securities and related liability insurance issues should have little direct impact on IPC.”

Mr. Bryce also added: “January 1, 2008 renewals were generally in line with expectations, with rates falling by moderate levels. However, higher retentions in the U.S. had a greater impact on premiums than originally anticipated. During 2007 we successfully implemented new capital management initiatives which we believe were beneficial to shareholders, especially in the fourth quarter when we were able to buy back shares at below book value. As can be seen from this announcement, and in light of current market conditions, it is our intention to continue with such initiatives during 2008, absent any significant event or changes to our operations. It is nevertheless gratifying to note that we have entered 2008 with the highest level of capital strength in our fourteen-plus year history, even though we returned $255 million to shareholders in the form of share repurchases and common and preferred dividends during 2007.”

In the quarter ended December 31, 2007, we wrote gross premiums of $15.2 million, compared to $17.6 million in the fourth quarter of 2006. Premiums in respect of new business totalled $1.0 million and premiums from existing business were approximately $1.7 million more in the fourth quarter of 2007 in comparison to the fourth quarter of 2006, mostly due to pricing, foreign exchange and program re-structuring. However, this was more than offset by a reduction in reinstatement premiums which were $4.4 million less in the fourth quarter of 2007 compared to the corresponding period in 2006, primarily due to accrual adjustments to reinstatement premiums for events where we have reduced our estimates of ultimate loss. In addition, business that was not renewed because of unsatisfactory terms and conditions, or because the cedant did not purchase the protection, totaled approximately $0.6 million. Excess of loss premium adjustments, which are adjustments generally arising from differences between cedants’ actual exposure base and their original estimates thereof, were $0.3 million less in the fourth quarter of 2007 in comparison to the fourth quarter of 2006. For the year ended December 31, 2007, we wrote gross premiums of $404.1 million, compared to $429.9 million in 2006. The effect of changes to business written for existing clients, including pricing, changes to program structure and/or renewal dates, as well as changes to foreign exchange rates, was an increase of $2.7 million. Business that was not renewed in the year ended December 31, 2007 totalled $60.5 million, which was only partly offset by new business written totaling $29.1 million during the same period. Excess of loss premium adjustments were $3.4 million less in the year ended December 31, 2007 compared to 2006, while reinstatement premiums were $6.3 million more in 2007 in comparison to 2006, mostly due to accruals resulting from anticipated claims from the Australian and U.K. floods in June and July, and windstorm Kyrill.

In the fourth quarter of 2007, we ceded $0.2 million of premiums to our retrocessional facilities, compared with $0.7 million for the quarter ended December 31, 2006. The actual contracts ceded are at IPC’s underwriters’ judgement in optimizing the risk profile of the portfolio, which can cause premiums ceded to vary as a proportion of our gross writings, from quarter to quarter. In the year ended December 31, 2007, we ceded $16.5 million to our retrocessional facilities, compared to $17.7 million ceded in 2006.

Net premiums earned in the quarter ended December 31, 2007 were $90.5 million, compared to $101.6 million in the fourth quarter of 2006. This reduction is primarily due to the reduction in written premiums and reinstatement premiums. For the year ended December 31, 2007, our earned premiums were lower at $391.4 million, compared to $397.1 million in 2006, due to reduced written premiums and excess of loss premium adjustments, partly offset by the impact of increased reinstatement premiums as a result of increased loss activity in the period.

We earned net investment income of $24.4 million in the quarter ended December 31, 2007, compared to $28.6 million in the fourth quarter of 2006. In the fourth quarter of 2006 we received dividends of $3.3 million from our investment in a fund of hedge funds, whereas we did not receive any dividends from this investment in the fourth quarter of 2007. For the year ended December 31, 2007 we earned net investment income of $121.8 million, compared to $109.7 million in 2006. During 2007, we received dividends of $22.3 million from the investment noted above, compared to $12.1 million in dividends received in 2006.

We recognized a net gain of $26.3 million from investments in the quarter ended December 31, 2007, compared to $11.1 million in the fourth quarter of 2006. As discussed in our first quarter, 2007 earnings press release, effective January 1, 2007 we early-adopted SFAS 159, the Fair Value Option for Financial Assets and Financial Liabilities, with respect to our investment portfolio. As a result, all unrealized gains and losses in our investment portfolio were reclassified from accumulated other comprehensive income within shareholders’ equity on our consolidated balance sheets, to retained earnings as of January 1, 2007. Further, all subsequent changes to the fair value of our investment portfolio are recorded as net gains (losses) on investments in our consolidated statements of income. If we had adopted this standard at the beginning of 2006, the net gain recognized in the fourth quarter of 2006 would have been $24.7 million. For the year ended December 31, 2007 we recognized a net gain from investments of $67.6 million, compared to $12.1 million in 2006. In June and July 2006, we realized gains from the sales of investments in two equity funds, in the aggregate amount of $36.0 million. However, in the year ended December 31, 2006, we also recorded a write-down of $27.7 million in the cost basis of certain fixed income securities where management had determined there had been a decline in value that was other than temporary. If we had adopted SFAS 159 at the beginning of 2006, the net gain from investments would have been $47.0 million.

In the quarter ended December 31, 2007, our incurred net losses and loss adjustment expenses were reduced by $45.7 million, compared to incurred net losses of $15.1 million in the fourth quarter of 2006. The reductions to our estimates of ultimate net losses for certain events followed a continuing flow of information from our clients and brokers in the affected areas, together with our own internal review and analysis. These reductions included $(29.4) million with respect to the flooding which impacted various parts of the U.K. in June and July of 2007; $(22.0) million in respect of the storm and flooding that impacted parts of the New South Wales, Australia in June, 2007; and $(6.4) million with respect to windstorm Kyrill. The reductions were offset in part by our estimate of losses resulting from the wildfires which affected parts of California in October, 2007, which totaled $7.5 million, and by normal attritional losses from proportional treaties. Our loss ratio, which is the ratio of net losses and loss adjustment expenses to net premiums earned, was (50.5)% for the quarter ended December 31, 2007, compared to 14.9% for the fourth quarter of 2006. In the year ended December 31, 2007, we incurred net losses and loss adjustment expenses of $124.9 million, compared to $58.5 million in 2006. Net losses included $28.6 million from windstorm Kyrill, that swept across northern Europe in late January 2007; $29.1 million from the storm and subsequent flooding that affected parts of New South Wales in June 2007; $38.9 million and $41.6 million from the flooding that affected parts of the U.K. in June and July, 2007, respectively. These losses were partly offset by reductions to our estimate of ultimate losses from prior year events which totaled $29.7 million. Incurred losses in the corresponding period of 2006 included claims in the amount of $7.3 million from cyclone Larry that struck Queensland, Australia in March 2006. The balance of the incurred losses in the corresponding period of 2006 related to development from the major windstorms of 2005 ($28.3 million), two accidents that occurred in 2005—an explosion that occurred in the U.K. in December 2005, and a train wreck and associated chemical spill that took place in S. Carolina in January 2005 (combined amount $7.3 million)—and reserves established for pro rata treaty business. Our loss ratio was 31.9% for the year ended December 31, 2007, compared to 14.8% for 2006.

Our net acquisition costs, which are primarily commissions and fees paid to brokers for the production of business were $9.5 million for the quarter ended December 31, 2007, compared to $9.8 million in the fourth quarter of 2006. These costs have increased as a proportion of earned premiums in 2007 partly as a result of a larger proportion of earned premium being generated from the United States, on which federal excise tax (“FET”) is applicable. In the year ended December 31, 2007, net acquisition costs amounted to $39.9 million, compared to $37.5 million for the corresponding period of 2006. In addition to the increased amount of FET being paid, these costs have increased disproportionately to earned premiums as a result of an increase to our accrual for profit commissions payable to cedants for prior year business, in particular relating to several pro rata treaties where estimated losses have been reduced. General and administrative expenses were $10.7 million in the quarter ended December 31, 2007, compared to $8.9 million in the fourth quarter of 2006. The primary area of increase was salaries, benefits and accruals for long-term compensation. For the year ended December 31, 2007, general and administrative expenses were $30.5 million, compared to $34.4 million in 2006. The primary area of decrease was administrative service fee expense, which was $8.5 million less in 2007 compared to 2006. This was the result of the renegotiated administrative services contract incepting in July 2006. This reduction was more than offset by the increase in salaries and compensation, the costs of office refurbishment, audit fees, directors’ fees and other professional or consulting fees, but complemented by reductions in bank charges, letter of credit and credit facility fees, and legal fees.

Our expense ratio, which is the ratio of net acquisition costs plus general and administrative expenses to net premiums earned, was 22.3% for the fourth quarter of 2007, compared to 18.4% for the fourth quarter of 2006. For the year ended December 31, 2007 our expense ratio was 18.0%, compared to 18.1% for the corresponding period of 2006.

Retirement of Chairman and other Board Changes

The Company announced the retirement of the Chairman of the Board of Directors, Frank Mutch, effective February 15, 2008. Mr. Mutch will also be retiring from the Board of Directors of IPCRe Limited effective the same date. At a meeting of the Board of Directors held on February 14, 2008, the directors appointed Kenneth Hammond to serve as Chairman of the Board and also appointed Mark Bridges as Deputy Chairman, and Chairman of the Audit Committee. Both appointments are effective February 16, 2008, and Mr. Hammond and Mr. Bridges will serve in their capacities until the next Annual General Meeting of Shareholders to be held in 2008. Mr. Mutch has served as a Director of the Company and IPCRe since 1996, and as Chairman of the Boards of Directors of both companies since January 1, 2006. Mr. Hammond has been a Director of the Company and IPCRe since March 2004, and has served as Deputy Chairman since January 2006. Mr. Bridges, who is currently President of Rosemont Re, joined the Board of Directors of the Company and IPCRe in July 2007. President and Chief Executive Officer Jim Bryce noted “Frank Mutch was IPC’s longest-serving Director and has been Chairman of the Board since January 2006. We appreciate the experience and knowledge that he has brought to our business and we will miss his involvement greatly. My fellow directors and employees take this opportunity to wish Frank a well deserved and very enjoyable retirement.”

Common Share Dividend Increase

The Company announced that the Board of Directors had decided to increase the quarterly common share dividend by 10%, from $0.20 to $0.22 per common share. Accordingly, on February 14, 2008 the Board of Directors declared a quarterly dividend of $0.22 per common share, payable on March 14, 2008 to shareholders of record on February 29, 2008.

Share Repurchase Authorisation

On February 14, 2008, the Board of Directors authorized a share repurchase of up to $300 million of the Company’s common shares. Such repurchase may be conducted by means of open market repurchases, privately negotiated transactions (including accelerated share repurchase plans or use of a forward contract to repurchase shares) or otherwise, at prices that are prevailing market prices and in accordance with applicable securities laws, provided that no shares shall be repurchased for a price in excess of $41.00 per share. The Company may suspend or discontinue the program at any time. The timing of purchases will depend upon market conditions, the market price of the Company’s common shares and management’s assessment of the Company’s liquidity and cash flow needs. This authorisation shall end on April 1, 2009.

Conference Call

Our management will be holding a conference call to discuss these results at 8:30 a.m. Eastern time tomorrow, February 15, 2008. To participate, call 1-800-862-9098 or (International dial-in 1-785-424-1051); the conference ID is IPC. This conference call will be broadcast simultaneously on the internet and can be accessed from http://www.videonewswire.com/event.asp?id=44944 or our website at www.ipcre.bm, under the ‘News’ / ‘Webcasts’ section, and a replay of the call will also be available at this site from 10:30 a.m. Eastern time until 12:00 midnight Eastern time on Friday, February 22, 2008.

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects” and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of one of our financial ratings of our wholly-owned subsidiary, IPCRe Limited; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere; and (f) other factors set forth in our most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

CONTACT:	Jim Bryce, President and Chief Executive Officer or
John Weale, Senior Vice President and Chief Financial Officer

	Telephone:	441-298-5100

IPC HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States dollars, except for per share amounts)

	As of December 31, 2007	As of December 31, 2006
ASSETS:

Fixed maturity investments, at fair value	$1,803,275	$1,819,561
Equity investments, at fair value	630,483	577,549
Cash and cash equivalents	39,486	88,415
Reinsurance premiums receivable	91,393	113,811
Deferred premiums ceded	2,578	2,823
Losses and loss adjustment expenses recoverable	17,497	1,989
Accrued investment income	30,369	28,469
Deferred acquisition costs	8,893	9,551
Prepaid expenses and other assets	3,717	3,261

TOTAL ASSETS	$2,627,691	$2,645,429

LIABILITIES:

Reserve for losses and loss adjustment expenses	$395,245	$548,627
Unearned premiums	75,980	80,043
Reinsurance premiums payable	4,677	4,680
Deferred fees and commissions	476	1,150
Accounts payable and accrued liabilities	25,568	19,974

TOTAL LIABILITIES	501,946	654,474

SHAREHOLDERS’ EQUITY:

Share capital:
Common shares outstanding, par value U.S.$0.01	576	637
Mandatory convertible preferred shares, par value U.S.$0.01	90	90
Additional paid-in capital	1,334,271	1,474,092
Retained earnings	791,689	388,826
Accumulated other comprehensive income	(881)	127,310

TOTAL SHAREHOLDERS’ EQUITY	2,125,745	1,990,955

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,627,691	$2,645,429

IPC HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of United States dollars)

	Quarter ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)
REVENUES:

Gross premiums written	$15,208	$17,645	$404,096	$429,851
Premiums ceded	(155)	(716)	(16,529)	(17,690)

Net premiums written	15,053	16,929	387,567	412,161
Change in unearned premium reserve, net	75,409	84,650	3,818	(15,029)

Net premiums earned	90,462	101,579	391,385	397,132
Net investment income	24,377	28,608	121,842	109,659
Net gains on investments	26,291	11,106	67,555	12,085
Other income	39	816	1,086	3,557

	141,169	142,109	581,868	522,433

EXPENSES:

Net losses and loss adjustment expenses	(45,666)	15,104	124,923	58,505
Net acquisition costs	9,454	9,841	39,856	37,542
General and administrative expenses	10,712	8,880	30,510	34,436
Net exchange (gain) loss	(352)	133	1,167	(2,635)

	(25,852)	33,958	196,456	127,848

NET INCOME	$167,021	$108,151	$385,412	$394,585

Preferred dividend	4,235	4,235	17,128	17,176

NET INCOME Available to Common Shareholders	$162,786	$103,916	$368,284	$377,409

Loss and loss expense ratio (1)	(50.5)%	14.9%	31.9%	14.8%
Expense ratio (2)	22.3%	18.4%	18.0%	18.1%
Combined ratio (Sum of 1 + 2)	(28.2)%	33.3%	49.9%	32.9%